Exhibit 15.1

July 1, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 30, 2020 on our review of interim financial information of The Goldman Sachs Group, Inc. (the “Company”), which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 is incorporated by reference in this Registration Statement on Form S-3 of The Goldman Sachs Group, Inc., Goldman Sachs Capital I, Goldman Sachs Capital II, Goldman Sachs Capital III, Goldman Sachs Capital VI, Goldman Sachs Capital VII, and GS Finance Corp.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York